UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2014

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 West Avenue Darien, CT	06820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 202-8900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

In June 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Genesee & Wyoming Inc. (“G&W” or the “Company”) engaged Farient Advisors, LLC (“Farient”), an independent compensation consultant to complete a market compensation study on the senior executive team of G&W, including the Company’s Named Executive Officers (“Compensation Study”). The goal of the Compensation Study was to ensure the continued alignment of our executive compensation programs with G&W’s business objectives and performance and to ensure that G&W’s compensation programs attract, retain and reward executives who contribute to the Company’s long-term success and increase shareholder value, with consideration given to the significant increase in the size and complexity of the Company and the executive officer’s responsibilities following the Company’s December 2012 acquisition of RailAmerica, Inc.

The Compensation Study included the identification of a group of 13 public companies similar to G&W in terms of business focus (transportation-related), size, asset intensity and growth. This peer group was used as an external reference point in benchmarking each element of G&W’s senior executive compensation, including base salary, annual cash bonus opportunities, long-term equity incentives and other compensation. G&W was positioned relative to the benchmark group as follows: at approximately the 25th percentile and 65th percentile in terms of revenue and asset size, respectively; well above the 75th percentile in terms of 3-year compound growth in revenue and assets, and at approximately the median in terms of 3-year compound growth in total shareholder return. The Committee considered the total compensation paid to the senior executive team, including the Named Executive Officers, as compared to the peer group counterparts as one consideration in establishing the 2014 compensation. Most notably, it was determined that the long-term incentive compensation for the Chief Executive Officer (“CEO”) was significantly below his peer group counterparts. In addition to the peer group comparison, the Committee also considered additional job responsibilities not necessarily represented in the peer group counterparts and relative internal pay equity among the senior executive team. Finally, the Committee obtained performance reviews of each of the Named Executive Officers (other than the CEO) from the CEO, and also completed a formal review of the CEO’s performance (including input from the Board of Directors and selected members of management).

In light of the positive CEO and Named Executive Officer performance reviews, as well as G&W’s financial performance and growth and the other considerations noted above, the Committee approved changes to 2014 compensation on February 28, 2014 for each of the Named Executive Officers as set forth in the table below.

2014 Executive Officer Compensation	John Hellmann President & Chief Executive Officer	Timothy Gallagher Chief Financial Officer	David Brown Chief Operating Officer	Matthew Walsh SVP, Corporate Development	Allison Fergus General Counsel & Secretary

Annual Base Salary	$825,000	$453,200	$402,730	$425,000	$425,000
% Increase in Annual Base Salary vs. 2013	0%	3%	3%	18%	18%

Total Target Annual Cash Bonus (as a % of Base Salary) (1)	100%	75%	75%	75%	75%
% Increase in Total Target Annual Cash Bonus vs. 2013	11%	25%	25%	50%	50%

Expected Cash Bonus (Based on Target)	$825,000	$339,900	$302,048	$318,750	$318,750

Total Target Annual Cash Compensation	$1,650,000	$793,100	$704,778	$743,750	$743,750

Equity Award (as a % of Annual Base Salary) (2)	365%	180%	175%	175%	175%

Numeric Value of Equity Award	$3,011,250	$815,760	$704,778	$743,750	$743,750
% Increase in Numeric Value of Equity Award vs. 2013	52%	13%	17%	17%	75%

Total Target Compensation	$4,661,250	$1,608,860	$1,409,555	$1,487,500	$1,487,500

Net Change in Total Target Compensation (3)	32%	14%	16%	37%	65%

(1)	Represents the Total Target Annual Cash Bonus Amount under the Company’s incentive compensation program under the Company’s Second Amended and Restated 2004 Omnibus Incentive Plan (the “Plan”), based on the Committee approved financial, safety and individual performance goals and bonus formulas under the G&W Genesee Value Added methodology. There were no changes to the relative weights assigned to each performance measure for the Named Executive Officers. The actual bonuses payable for fiscal year 2014 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee.
(2)	Represents Long Term Incentive Compensation Program Equity Awards awarded under the Plan.
(3)	Total Target Compensation does not include contributions to the Defined Contribution Deferred Compensation Plan on behalf of the Named Executive Officers or other perquisite compensation, neither of which has changed materially.

All changes will be retroactively effective as of January 1, 2014. The total impact of the changes to Named Executive Officer compensation is an increase in annual target compensation expense of approximately $2.5 million, of which $1.1 million is expected to be recorded in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

March 5, 2014	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel & Corporate Secretary